Exhibit 10.1
Execution Version

FORBEARANCE AND SETTLEMENT AGREEMENT

This Forbearance and Settlement Agreement (hereinafter “Settlement Agreement”) is made and entered into as of February 1, 2011, among Evergreen Energy Inc. (“Evergreen”), BIMCO, Inc. (f/k/a Buckeye Industrial Mining Co.) (“Buckeye”), the holders of 8% Convertible Secured Notes Due 2012 issued by Evergreen identified in Exhibit A (the “Settling ’07 Noteholders”), Centurion Credit Funding LLC (“Centurion”) and Level 3 Capital Fund LP (“Level 3”).  Evergreen and Buckeye are sometimes referred to herein collectively as the “Company.”  Centurion and Level 3 are sometimes referred to herein as the “’09 Noteholders.” Evergreen, Buckeye, the Settling ’07 Noteholders, Centurion and Level 3 are sometimes referred to herein collectively as the “Parties.”

RECITALS

WHEREAS, Evergreen, certain subsidiary guarantors including Buckeye (the “Guarantors”), and U.S. Bank National Association (the “’07 Trustee”), executed and delivered an Indenture, dated as of July 30, 2007 (the “’07 Note Indenture”), pursuant to which Evergreen issued an aggregate principal amount of $95,000,000 of 8.00% Convertible Secured Notes due 2012 (the “’07 Notes”);

WHEREAS, Evergreen, the Guarantors and the ’07 Trustee entered into the First Supplemental Indenture dated as of September 30, 2008 (the “’07 Supplemental Indenture”; together with the ‘07 Note Indenture, the “’07 Indenture”);

WHEREAS, Evergreen, Buckeye, Evergreen Operations, LLC (“Operations”) and Centurion entered into a Note Purchase Agreement dated as of March 20, 2009 (the “’09 Note

Purchase Agreement”) pursuant to which up to $15,000,000 in principal amount of Notes (the “’09 Notes”) were issued;

WHEREAS, certain of the ’09 Notes were transferred to Level 3;

WHEREAS, on January 12, 2010, Evergreen, Buckeye and Operations entered into a Second Amendment and Forbearance Agreement to the ‘09 Note Purchase Agreement (the “’09 Note Purchase Amendment”) with Centurion and Level 3 altering the repayment terms for the ’09 Notes;

WHEREAS, on March 12, 2010, Evergreen, Buckeye and Rosebud Industrial Mining Co. (“Rosebud”) entered into an Asset Purchase Agreement (“the Asset Purchase Agreement”) pursuant to which certain assets were transferred (the “Asset Purchase”) to Rosebud in exchange for certain consideration;

WHEREAS, pursuant to the terms of the Asset Purchase Agreement , an escrow account (the “Asset Purchase Escrow”) was created upon the closing under the Asset Purchase Agreement;

WHEREAS, $19,250,194.93 of the consideration received from the Asset Purchase was paid to Centurion and Level 3 in satisfaction of obligations owed by Evergreen and Buckeye under the ’09 Notes, the ’09 Note Purchase Agreement and the ’09 Note Purchase Amendment and to release security interests in certain of the assets transferred to Rosebud;

WHEREAS, certain of the Settling ’07 Noteholders filed suit against Evergreen, Buckeye, Centurion and Level 3 in the Court of Common Pleas (the “Court”) in Columbiana County, Ohio (captioned AQR Absolute Return Master Account, L.P., et al., v. Centurion Credit

Funding LLC, et al., Case No. 10 CV 340), asserting, among other things, that the incurring by Buckeye of obligations under the ’09 Notes and the granting by Buckeye of liens on its assets in connection therewith, and certain transfers to Centurion, Level 3 and Evergreen of funds derived from the Asset Purchase, constituted fraudulent transfers or fraudulent conveyances (the “Litigation”);

WHEREAS, all Parties have denied the allegations of liability asserted against them in the Litigation;

WHEREAS, in response to an affirmative defense asserted by Evergreen and Buckeye in the Litigation, certain of the Settling ’07 Noteholders caused certain notices of acceleration of the ’07 Notes (the “Notices of Acceleration”) to be delivered to Evergreen and the ’07 Trustee;

WHEREAS, in response to the Notices of Acceleration, Evergreen and Buckeye asserted counterclaims against certain of the Settling ’07 Noteholders alleging, among other things, that the Notices of Acceleration had been wrongfully delivered to Evergreen and the ’07 Trustee and tortiously interfered with Evergreen’s contractual and prospective contractual relationships;

WHEREAS, on or about August 27, 2010, Evergreen transferred to the ’07 Trustee funds sufficient to make the August 2010 interest payment (the “August Payment”) called for under the ’07 Note Indenture and ’07 Supplemental Indenture; however, the ’07 Trustee refused to distribute the interest payment to the holders of the then outstanding ’07 Notes, including the Settling ’07 Noteholders, citing the Notices of Acceleration;

WHEREAS, the ’07 Trustee has filed a motion to intervene (the “Motion to Intervene”) in the Litigation; and

WHEREAS, in order to avoid the delay, cost and burden of further litigation, the Parties desire to settle and release any and all claims, demands or controversies, known or unknown, between or among them, and to fully and completely settle the Litigation, including all claims and counterclaims asserted, or which could have been asserted, in the Litigation or which otherwise may in the future arise from disputes relating in any way to the ’07 Note Indenture, the ’07 Supplemental Indenture, or the subject matter of the Litigation.

TERMS

NOW, THEREFORE, in consideration of the premises, the Parties hereto hereby agree as follows:

1.           Simultaneously with the execution and delivery of this Settlement Agreement, Evergreen will pay or cause to be paid to the Settling ’07 Noteholders in the amounts set forth opposite their names on Exhibit A annexed hereto One Million Four Hundred Fifty Thousand U.S. Dollars (US$1,450,000) (the “Initial Payment”) in consideration of the forbearance granted, and obligations undertaken, by the Settling ’07 Noteholders under this Settlement Agreement, to reimburse certain of the Settling ’07 Noteholders for their legal and other professional fees and expenses incurred to date in connection with the Litigation and in connection with the negotiation and preparation of this Settlement Agreement.

2.           From the date of the execution and delivery of this Settlement Agreement and the payment of the Initial Payment to the earliest of (i) February 4, 2011, or, if the Closing (as hereinafter defined) occurs and all deliveries required in Section 4 are timely made, the Final Settlement Day (as hereinafter defined), (ii) the occurrence of any default in the obligations of the Company or the ’09 Noteholders hereunder or under any of the documents, instruments or agreements delivered in connection herewith, (iii) the occurrence of any Event of Default under Section 8.01 of the ’07 Note Indenture, other than an Event of Default (a) as to which a Notice of Acceleration was given prior to the date hereof pursuant to Section 8.02 of the ’07 Note Indenture or (b) as a result of any default by Evergreen in payment on, and on account of, a Fundamental Change Purchase Date (as defined in the ’07 Note Indenture) resulting from a Fundamental Change (as defined in the ’07 Note Indenture) arising pursuant to Section 3.03 A. (iii) of the ’07 Note Indenture (a “Delisting Default”), which Delisting Default shall be tolled until 100 days after the Closing or, if an involuntary petition under any chapter of title 11, U.S.C. (other than an involuntary petition filed or solicited by, or participated in, directly or indirectly, by any of the Settling ’07 Noteholders with respect to an Event of Default (as defined in the ’07 Indenture) as to which a notice of acceleration in accordance with Section 8.02 of the Indenture has been given prior to the date hereof or with respect to a Delisting Default) is filed against Evergreen or Buckeye or any of their subsidiary guarantors of the ’07 Notes on or before the earlier of (1) and (2) in Section 12. A., hereto without reference to the proviso thereto, (x) no order for relief has been entered or consented to, (y) the involuntary petition has not been dismissed and (z) Evergreen, Buckeye or the subsidiary guarantors of the ’07 Notes, or any or all of them, as the case may be, are diligently proceeding to contest the involuntary petition, 130 days after the Closing, but not waived, and (iv) the failure of Evergreen and Buckeye to deliver or cause to be delivered to the Settling ’07 Noteholders Two Million U.S. Dollars (US$2,000,000) on or before April 10, 2011 (anything in Section 6. A. concerning the timing of such delivery to the contrary, notwithstanding), provided such failure is caused by Evergreen or Buckeye, or both, (the “Forbearance Period”), the Parties shall forbear from any discovery or any other or further prosecution or defense of the Litigation or the claims asserted therein (unless the

Court orders otherwise over the objection of the Parties) and shall cooperate to prepare and file any reasonably necessary and appropriate motions or communications with the Court to seek extensions of any due dates which may be imposed by law, rule or order of the Court in the Litigation, including extensions of any due dates which may arise or be occasioned by activity commenced by parties or proposed parties to the Litigation not a party to this Settlement Agreement.

3.           During the Forbearance Period:

A.
Evergreen shall direct, and the Settling ’07 Noteholders shall request (without any obligation to provide any direction or indemnification pursuant to Section 8.05 of the ’07 Note Indenture), that the ’07 Trustee release the August Payment to the holders of the ’07 Notes currently entitled to receive such August Payment;

B.
no Settling ’07 Noteholder shall transfer or convey its right, title or interest in the ’07 Notes or encumber such interest in any way that would prevent such Settling ’07 Noteholder from delivering its ’07 Notes to Evergreen free and clear from such encumbrances, as required by the terms of this Settlement Agreement;

C.
the Settling ’07 Noteholders shall, to the extent permitted under the ’07 Note Indenture and ’07 Supplemental Indenture, request (without any obligation to provide any direction or indemnification pursuant to Section 8.05 of the ’07 Note Indenture) that the ’07 Trustee withdraw its Motion to Intervene in the Litigation without prejudice to the ’07 Trustee’s ability to renew the Motion to Intervene should Evergreen or any Settling ’07

Noteholder fail to comply with the conditions of this Settlement Agreement;
D.
to the extent that the ’07 Trustee does not agree to withdraw its Motion to Intervene, the Settling ’07 Noteholders (without any obligation to provide any direction or indemnification pursuant to Section 8.05 of the ’07 Note Indenture), Evergreen and Buckeye agree to use their best efforts to persuade the ’07 Trustee to (i) grant extensions beyond the end of the Forbearance Period of (A) the time for the Settling ’07 Noteholders to respond to the Motion to Intervene and (B) the time for the Parties to answer the ’07 Trustee’s complaint and (ii) to forbear from serving discovery or otherwise participating in the Litigation until the end of the Forbearance Period;

E.
the Settling ’07 Noteholders shall use commercially reasonable efforts to contact any former clients who may have held ’07 Notes in their accounts with the Settling ’07 Noteholders and request that such former clients contact Evergreen concerning their ’07 Notes;

F.
in the event Evergreen shall, prior to the Final Settlement Day, pursue the development of, or transactions with respect to, the K-Fuel technology, including through a spin-off, joint venture or other means, and enter into any agreements in connection therewith, the Settling ’07 Noteholders shall not assert that any such activity either directly, or with the giving of notice and the passage of time, or both, constitutes an Event of Default under Section 8.01 of the ’07 Note Indenture, provided that no such activity or agreement will, upon its consummation, alter the rights of the ’07 Notes with respect to the K-Fuel technology prior to the Final Settlement Day; and
G.
the Parties shall jointly move the Court, as necessary or appropriate, for extensions and continuances of all deadlines that may be imposed in the Litigation by statute, rule or order including, without limitation, deadlines for discovery, pleadings, motion practice (including the ’07 Trustee’s Motion to Intervene) and trial.  The Parties agree that their joinder in seeking any such extensions and continuances shall not be used by any Party against any other Party as a basis to later prevent any such relief from eventually being granted.

4.           A closing (the “Closing”) under this Settlement Agreement shall be held on February 4, 2011 at 10:00 a.m. EST at the offices of K&L Gates LLP, 599 Lexington Avenue, New York, New York.  At the Closing, Evergreen shall convey or cause to be conveyed to the Settling ’07 Noteholders, in exchange for Fourteen Million One Hundred Three Thousand U.S. Dollars (US$14,103,000) original principal amount of the ’07 Notes to be delivered (provided the Final Settlement Day occurs and the conditions set forth in Section 6 of this Settlement Agreement are satisfied) by the Settling ’07 Noteholders in the original principal amounts set forth opposite their names on Exhibit A (the “Respective Principal Amount”):

A.
Three Million Three Hundred Nine Thousand Five Hundred U.S. Dollars (US$3,309,500), to be paid to the Settling ’07 Noteholders in the amounts set forth opposite their names on Exhibit A annexed hereto;

B.	Five Hundred and Thirty-One Thousand, Two Hundred and Fifty (531,250) warrants for the issuance of Evergreen Common Stock (the “Common Stock”) at an exercise price (the “Exercise Price”) of $7.20 per share, said warrants to be in the form of Exhibit B, annexed hereto.  If the Company at any time subdivides the outstanding shares of Common Stock, or issues a stock dividend on the outstanding shares of Common Stock, the Exercise Price in effect immediately prior to such subdivision or the issuance of such stock dividend shall be proportionately decreased, and the number of shares receivable upon the exercise thereof shall be proportionately increased, and if the Company at any time combines the outstanding shares of Common Stock, the Exercise Price in effect immediately prior to such combination shall be proportionately increased, and the number of Shares receivable upon the exercise thereof shall be proportionately decreased, effective at the close of business on the date of such subdivision, stock dividend or combination, as the case may be.  In the event of any reclassification or change of the outstanding shares of Common Stock or of any reorganization of the Company or any similar corporate reorganization on or after the date hereof, then and in each such case the settling ’07 Noteholders, upon the exercise of warrants at any time after the consummation of such reclassification, change, or reorganization, shall be entitled to receive, in lieu of the shares receivable upon the exercise hereof prior to such consummation, the equity interests or other securities or property to which such settling ’07 Noteholders would have been entitled upon such consummation if such settling ’07 Noteholders had exercised the Warrant immediately prior thereto, all subject to further adjustment pursuant to the provisions of this Section;

C.	Releases in the form annexed hereto as Exhibits C and D; and
D.
to collateralize the Company’s obligations under Section 6.A. hereof, a valid, perfected, first priority lien on, and security interest in, (i) all of Evergreen’s and Buckeye’s right, title and interest in and to the funds on deposit from time to time in the Asset Purchase Escrow, (ii) any investments of the funds in the Asset Purchase Escrow or other investment property related thereto and any distributions, dividends or other amounts paid or payable with respect thereto, (iii) any other rights of Evergreen and/or Buckeye arising under the Asset Purchase Agreement or that certain Escrow Agreement dated as of March 12, 2010 among Rosebud, Evergreen, Buckeye and KeyBank, N.A.,, as escrow agent, to, or with respect to, the funds in the Asset Purchase Escrow, including the rights (but not the obligations) of Evergreen and/or Buckeye to oppose any claims by Rosebud to the funds in the Asset Purchase Escrow, and (iv) all proceeds, products and accessions of and to any item contained in clause (i), (ii) or (iii) in this Section 4.D., to secure the payment of the amounts owed to the Settling ’07 Noteholders in accordance with Section 6(A) hereof, including, without limitation, the delivery of a fully executed security agreement in the form annexed hereto as Exhibit E and such other documents, in form and substance reasonably satisfactory to the Settling ’07 Noteholders, necessary to perfect such security interest.

5.           Upon execution and delivery of this Settlement Agreement by all Parties hereto, Evergreen may publicly announce the Settlement Agreement, provided that any and all disclosures/press releases concerning the Settlement Agreement shall first be approved in form and substance by the Settling ’07 Noteholders, Centurion and Level 3, which approval (i) shall not be unreasonably withheld and (ii) shall be provided on or before the date hereof, provided such disclosure and/or press releases shall have been provided to the Settling ’07 Noteholders, Centurion and Level 3 for review at least one day prior thereto.

6.           On the Final Settlement Day, simultaneously, provided the Forbearance Period has not previously terminated pursuant to the terms of Section 2, hereof:

A.
Evergreen and Buckeye shall deliver or cause to be delivered to the Settling ’07 Noteholders Evergreen’s and Buckeye’s interest in the funds and property on deposit in, and the proceeds of, the Asset Purchase Escrow in the amount of Two Million U.S. Dollars (US$2,000,000), the payment of which is to be secured by the security interest to be granted pursuant to Section 4.D. hereof; provided, however, that in the event the funds and property in the Asset Purchase Escrow are released on or before the Final Settlement Day, Evergreen and Buckeye shall deliver or cause to be delivered to the Settling ’07 Noteholders such Two Million U.S. Dollars (US$2,000,000) immediately upon such release.  In the event that the funds in the Asset Purchase Escrow are not released on or before the Final Settlement Day, or the amount so released from the Asset Purchase Escrow to the Settling ’07 Noteholders from the Asset Purchase Escrow on or before the Final Settlement Day is less than Two Million U.S. Dollars (US$2,000,000), Evergreen shall pay to the Settling ’07 Noteholders on the Final Settlement Day, or upon the earlier release of the funds and property from the Asset Purchase Escrow, the positive difference between (i) Two Million U.S. Dollars (US$2,000,000) minus (ii) the amount released from the Asset Purchase Escrow.  In the event that more than Two Million U.S. Dollars (US$2,000,000), in the aggregate, is released from the Asset Purchase Escrow, Evergreen and Buckeye shall, upon payment of all amounts owed by them pursuant to this Section 6.A. to the Settling ’07 Noteholders, be entitled to the balance of the funds released from the Asset Purchase Escrow in excess of Two Million U.S. Dollars, (US$2,000,000).

B.	The Settling ‘07 Noteholders shall:
(1)
deliver or cause to be delivered to Evergreen notices in the form annexed hereto as Exhibit F addressed to the ’07 Trustee rescinding the Notices of Acceleration pursuant to Section 8.02 of the Indenture (the “Default Rescission Notices”);

(2)
transfer their interest in their Respective Principal Amount of the ’07 Notes to Evergreen by electronic means using the DTC deposit/withdrawal at custodian (DWAC) system and provide whatever assistance may reasonably be requested by Evergreen to complete said transfers, which transfer shall include the transferor’s right to receive any interest due and payable on the’07 Notes in 2011 after the regularly scheduled payment of interest due February 1, 2011 is made to, and received by, the Settling ’07 Noteholders;

(3)
a UCC-3 termination statement and such other or further documents as may reasonably be necessary to release the security interest granted pursuant to Section 4.D. hereof; provided, however, that such termination statement and other documents shall be delivered on such earlier date on which, pursuant to the terms of Section 6. A., hereof, the Two Million U.S. Dollars to be paid pursuant to such section, is paid by Evergreen and Buckeye to the Settling ’07 Noteholders;

(4)	execute and deliver to each of Evergreen and Buckeye, a release in the form annexed hereto as Exhibit 6;
C.	The Settling ’07 Noteholders shall deliver to Centurion and Level 3:
(1)
Three Million Two Hundred Thousand U.S. Dollars (US$3,200,000) original principal amount of the ’07 Notes to be delivered by the Settling ’07 Noteholders in the original principal amounts set forth opposite their names on Exhibit A by electronic means using the DTC deposit/withdrawal at custodian (DWAC) system and provide whatever assistance may reasonably be requested by Centurion and Level 3 to complete said transfers, which transfer shall include the transferor’s right to receive any interest due and payable on the ’07 Notes in 2011 after the regularly scheduled payment of interest due February 1, 2011 is made to, and received by, the Settling ’07 Noteholders;

(2)	releases of Centurion and Level 3 in the form annexed hereto as Exhibit H;
D.	Centurion and Level 3 shall deliver to the Settling ’07 Noteholders:
(1)	One Million Six Hundred Thousand Dollars (US$1,600,000) in the amounts set forth opposite the Settling ’07 Noteholders’ names on Exhibit A;
(2)	releases of each Settling ’07 Noteholder in the form annexed hereto as Exhibit I;
E.	Centurion and Level 3 shall deliver to Evergreen:
(1)	releases of Evergreen and Buckeye in the forms annexed hereto as Exhibits J and K;
F.	Evergreen and Buckeye shall deliver to Centurion and Level 3:
(1)	releases of Centurion and Level 3 in the forms annexed hereto as Exhibits L and M;
G.
the Parties shall execute and deliver to each other a Notice of Dismissal of Claims and Counterclaims in the form annexed hereto as Exhibit N (the “Notice of Dismissal”) dismissing the Litigation with prejudice and without costs to any Party.  The Notice of Dismissal may be filed in the Litigation by any Party after the delivery thereof.  The applicable provisions of the Stipulated Protective Order as entered in the Litigation on May 26, 2010 shall remain effective following the dismissal of the Litigation.

7.   In the event the Final Settlement Day shall not occur, (i) the Parties shall not be required to make any of the deliveries required of them in Section 6, provided that Evergreen and Buckeye shall nevertheless be required to fulfill their obligations under Section 6. A., hereof, on or before 100 days after the Closing or, if an involuntary petition under any chapter of title 11, U.S.C. (other than an involuntary petition filed or solicited by, or participated in, directly or indirectly, by any of the Settling ’07 Noteholders with respect to an Event of Default (as defined in the ’07 Indenture) as to which a notice of acceleration in accordance with Section 8.02 of the Indenture has been given prior to the date hereof or with respect to a Delisting Default) is filed against Evergreen or Buckeye or any of their subsidiary guarantors of the ’07 Notes on or before the 100th Day, (x) no order for relief has been entered or consented to, (y) the involuntary petition has not been dismissed and (z) Evergreen, Buckeye or the subsidiary guarantors of the ’07 Notes, or any or all of them, as the case may be, are diligently proceeding to contest the involuntary petition, 130 days after the Closing, (ii) all property received by the Settling ’07 Noteholders under this Settlement Agreement shall be retained by them and, other than the Initial Payment, which constitutes consideration to induce the Settling ’07 Noteholders to enter into this Agreement and forbear on the terms and conditions, and to the extent provided for, herein, be deemed to be payment on account of the obligations owing by Evergreen and Buckeye to the Settling ’07 Noteholders on the ’07 Notes and (iii) all claims, causes of action and defenses asserted, or which could be asserted, by the Parties in the Litigation (other than those claims, causes of action and defenses against the Settling ’07 Noteholders released as a result of the execution and delivery to the Settling ’07 Noteholders of the releases pursuant to Section 4. C., hereof) shall be preserved and may be asserted by the Parties as if this Settlement Agreement had never been entered into and the Closing had never occurred.

8.           It is understood and agreed between the Parties that, notwithstanding the transfer of any of the ’07 Notes pursuant to Section 6, hereof, the Settling ’07 Noteholders shall retain the right to receive all interest payments associated with such ’07 Notes payable August 2010 and February 2011.  The Company agrees to work cooperatively with the Settling ’07 Noteholders to cause the Trustee, the Registered Holder (as defined in the ’07 Indenture), Evergreen’s DTC Participant and each Settling ’07 Noteholder’s DTC Participant to promptly pay or cause such interest to be paid directly to the Settling ’07 Noteholders, to the extent that any such interest payment has not previously been paid to the Settling ’07 Noteholders.

9.           All payments made to any Party under this Settlement Agreement shall be made by wire transfer in immediately available funds.

10.           In the event that Evergreen or Buckeye shall default in their obligations under this Settlement Agreement, time being of the essence, and the Settling ’07 Noteholders do not, in their sole and absolute discretion, waive such default, the Settling ’07 Noteholders may, at their option, (i) continue the Litigation, in which event Evergreen, Buckeye, Centurion and Level 3 shall have no further obligations under this Settlement Agreement, or (ii) seek to enforce the terms of this Settlement Agreement.

11.           In the event that the Settling ’07 Noteholders shall default in their obligations to any other Party under this Settlement Agreement and the non-defaulting Parties shall have all performed the obligations required of them prior to said default, time being of the essence, Evergreen and Buckeye’s exclusive remedy against the Settling ’07 Noteholders shall be to seek enforcement of this Settlement Agreement.  In such an action, all Parties understand and acknowledge that money damages are insufficient to fully compensate Evergreen and Buckeye for any failure of the Settling ’07 Noteholders to deliver the items described in Section 6 of this Settlement Agreement and the Settling ’07 Noteholders specifically authorize and consent to a court of competent jurisdiction entering an order directing specific performance of said Settling ’07 Noteholders’ delivery obligations as the sole and exclusive remedy for any such default.  In such an enforcement action, the prevailing party shall be entitled to recover all costs and expenses incurred in bringing or defending such action, including all experts’ and attorneys’ fees and expenses.

12.           As used in this Settlement Agreement

A.
The term “100th Day” shall mean the earlier of (1) the 100th day following (i) the execution and delivery by Evergreen and Buckeye of all items required to be delivered by them at the Closing and (ii) the clearance of all funds paid, or caused to be paid, by Evergreen and Buckeye at the Closing, and (2) the date reasonably determined by the Parties to be at least 91 days after the occurrence of the events described in clauses (i) and (ii) in Section 12. A. (1), above, as such date would be calculated for purposes of determining, pursuant to 11 U.S.C. § 547 or any similar state law, whether or not a transfer could be avoided as a preference, provided

(a) the Forbearance Period has not previously terminated pursuant to the terms of Section 2, hereof, and (b) neither Evergreen nor Buckeye nor any of their subsidiary guarantors of the ’07 Notes has, on or prior to the earlier of (1) and (2) in this Section 12. A., above, without reference to the proviso thereto, filed a voluntary petition, or had filed against it an involuntary petition, under any chapter of title 11, U.S.C. (other than an involuntary petition filed or solicited by, or participated in, directly or indirectly, by any of the Settling ’07 Noteholders on account of an Event of Default (as defined in the ’07 Indenture) as to which a notice of acceleration in accordance with Section 8.02 of the Indenture has been given prior to the date hereof or on account of a Delisting Default);

B.
The term “Final Settlement Day” shall mean the later of (i) the 100th Day or (ii) if an involuntary petition under any chapter of title 11, U.S.C. (other than an involuntary petition filed or solicited by, or participated in, directly or indirectly, by any of the Settling ’07 Noteholders with respect to an Event of Default (as defined in the ’07 Indenture) as to which a notice of acceleration in accordance with Section 8.02 of the Indenture has been given prior to the date hereof or with respect to a Delisting Default) is filed against Evergreen or Buckeye or any of their subsidiary guarantors of the ’07 Notes on or before the earlier of (1) and (2) in Section 12. A., above, without reference to the proviso therein, (x) no order for relief has been entered or consented to, (y) the involuntary petition has not been dismissed and (z) Evergreen, Buckeye or the subsidiary guarantors of the

’07 Notes, or any or all of them, as the case may be, are diligently proceeding to contest the involuntary petition, the date on or before the 130th day following the Closing on which the involuntary petition is dismissed (and no stay of the order dismissing the involuntary petition is then in effect), provided the Forbearance Period has not previously terminated pursuant to the terms of Section 2, hereof.

13.           Any notices required to be given pursuant to this Settlement Agreement shall be sent by national overnight delivery service to the Parties as follows:

If to Evergreen or Buckeye, to:

William Laughlin, Esq.
Evergreen Energy Inc.
1225 17th Street
Suite 1300
Denver, CO  80202-5506

With a copy to:

Mark I. Wallach, Esq.
Calfee, Halter & Griswold, LLP
1400 KeyBank Center
800 Superior Avenue
Cleveland, Ohio 44114

If to Centurion:

David Levy
Centurion Credit Funding LLC
152 West 57th Street, 54th Floor
New York, NY  10019

If to Level 3:

Will Slota
Level 3 Capital Fund LP
152 West 57th Street, 4th Floor
New York, NY  10019

In each case with a copy to:

Jeremy Gilman
Benesch, Friedlander, Coplan & Aronoff LLP
200 Public Square, Suite 2300
Cleveland, OH  44114-2378

If to the Settling ’07 Noteholders, to:

With a copy to:

14.           Each of the Parties represents and warrants that it has read this Settlement Agreement, been fully advised by counsel as to the terms thereof, and fully understands and agrees to the terms of the same.

15.           Each of the Parties represents and warrants to each other that the below-named individuals who have signed this Settlement Agreement have full legal authority to do so and further that all lawful conditions precedent to their execution and delivery of this Settlement Agreement have been fully accomplished.

16.           Each Settling ’07 Noteholder represents and warrants that it holds the face amount of ’07 Notes indicated in Exhibit A free of any liens or other encumbrances, that it has complete power and authority to convey to Evergreen the ’07 Notes indicated in Exhibit A without restriction according to the terms of this Settlement Agreement, and that it has full power and authority to agree to the terms of this Settlement Agreement.

17.           This Settlement Agreement may be executed in counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

18.           The terms of this Settlement Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and the Parties agree that they have not relied on any other representations, written or oral, in entering into this Settlement Agreement.

19.           This Settlement Agreement may not be modified or amended except by an agreement in writing signed by the Party against whom such modification or amendment is sought to be enforced.

20.           This Settlement Agreement is the result of negotiations between all the Parties (and their respective counsel) and no Party shall be considered the drafter hereof.

21.           This Settlement Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to its principles of conflicts of laws that would result in the application of the law of any other jurisdiction and any claims or causes of action arising out of, or in any way relating to, the terms and conditions of this Settlement Agreement may be brought and enforced in any court which may properly assert jurisdiction with respect thereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Settlement Agreement as of the date first above written.

EVERGREEN ENERGY INC.	BIMCO, INC. (F/K/A BUCKEYE INDUSTRIAL MINING CO.)

By: _______________________________	By: _______________________________
Name:	Name:
Title:	Title:

CENTURION CREDIT FUNDING LLC	LEVEL 3 CAPITAL FUND LP

By: _______________________________	By: _______________________________
Name:	Name:
Title:	Title:

[Signatures of Settling '07 Noteholders]

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